EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES RULE 10b5-1 STOCK TRADING PLANS

The company also announces participation in Seventh Annual

Needham Growth Conference in January 2005

Anaheim, CA., Dec 21, 2004 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that two executive officers and one member of the board of directors of the company have established trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 and the company’s insider trading policy.

The two executive officers who have adopted trading plans are Thomas Lee, who joined M-Flex in 1986 and since May 2002 has served as vice president of operations, and Charles Tapcott, who joined the company in 1994 and since January 2002 has served as vice president of sales and marketing. Richard J. Dadamo, who joined the M-Flex board of directors in 1999, also adopted a trading plan. Each of the three trading plans was entered into during the week of December 13, 2004, while none of these individuals was in possession of any material nonpublic information.

Mr. Lee, who is 45-years-old and expects to continue to serve as an executive officer of the company in the years ahead, entered into a plan which allows for transactions to take place between December 29, 2004, and June 29, 2005. During this period, he will sell up to 22,500 shares and exercise and sell options covering up to 70,000 shares, assuming certain price targets are met. In addition to the options subject to his trading plan, Mr. Lee holds options covering 71,900 shares, which are fully vested, and options covering 57,000 shares, which are not yet vested.

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Under Mr. Tapcott’s trading plan, Mr. Tapcott, who is 62-years-old and approaching retirement, will exercise and sell options covering up to 141,900 shares, beginning on December 30, 2004, and continuing through December 13, 2005, contingent upon certain price targets being achieved. In addition to the options subject to his trading plan, Mr. Tapscott continues to hold options not yet vested covering 36,000 shares.

Under Mr. Dadamo’s trading plan, Mr. Dadamo, who is 76-years-old, will exercise and sell options covering up to 15,000 shares over the next six months beginning in December 2004, contingent upon the stock achieving certain price levels. Mr. Dadamo holds vested options covering 22,500 shares and unvested options covering 30,000 shares, in addition to the options subject to his trading plan.

Rule 10b5-1(c) allows officers and directors to adopt written plans to sell shares under pre-arranged terms when they are not in possession of any material nonpublic information. The rule allows officers and directors adopting such plans to sell shares over a specified amount of time, at specific prices in the future, even if subsequent material and non-public information becomes available to them. Using these plans, officers and directors can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any significant market impact and can avoid concerns about whether they had material nonpublic information when they sold their stock. Sales of stock by Messrs. Lee, Tapcott and Dadamo, pursuant to the terms of the plans, will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The company also announced it expects to participate in the upcoming investor conference in January 2005:

Details

WHAT

Seventh Annual Needham Growth Conference

The New York Palace Hotel, New York City

DATE

Wednesday, January 12, 2005

TIME

4 p.m. Eastern Time and 1 p.m. Pacific Time

PRESENTERS

Phil Harding, chairman and chief executive officer

Reza Meshgin, president and chief operating officer

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To access the live audio webcast of this presentation, visit the Investor Relations page of www.mflex.com. An archived version of the event will be available for approximately 60 days following the event.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to- end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex completed its initial public offerings in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2004. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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